UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear American Realty Capital Healthcare Trust III, Inc. Shareholder,

Please note the following important announcements regarding your investment in American Realty Capital Healthcare Trust III, Inc.:

•	On June 19, 2017 we announced in a public filing the sale, subject to shareholder approval, of substantially all of our assets for approximately $120 million in cash subject to certain adjustments. If approved, we expect the transaction will close before December 31, 2017. All shareholders will receive proxy materials with information and be asked to vote in connection with this proposed transaction. These materials will be forwarded to you once the definitive proxy statement has been declared effective by the Securities and Exchange Commission.

Link to filing

•	On July 19, 2017 we announced in a public filing an initial net asset value per share of $17.64 based on a Liquidation Analysis described in that filing. In the same filing we also announced that regular monthly distributions following the payment to be made in August 2017 would be discontinued.

Link to filing

You may contact our client relations department at 866-902-0063 with any questions on this material.

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